Exhibit 10.2

DEBT PURCHASE AGREEMENT

This Debt Purchase Agreement (this “Agreement”) is entered into effective as of January 10, 2025 (the “Effective Date”), by and between MAAB Global, Ltd., and Bruce Bent, an individual (collectively, “Purchaser”), on the one hand, and Barstool Sports Inc., a Delaware corporation (“Creditor”), on the other hand. Purchaser and Creditor (each, a “Party” and, together, the “Parties”) agree as follows with respect to that certain payment plan letter agreement dated August 27, 2024 acknowledged and agreed by Mangoceuticals, Inc., a Texas corporation (the “Company”) to Creditor in the principal amount of $500,000 (the “Letter”, a copy of which is attached hereto as Exhibit A):

1. Purchase and Sale. Purchaser hereby purchases from Creditor and, upon Creditor’s receipt of payment in full in the amount of the Purchase Price (the “Payment Date”), Creditor will be deemed to sell, transfer, convey and assign to Purchaser, for a total of $500,000 in cash (the “Purchase Price”), all right, title and interest of Creditor in and to amounts owed pursuant to the Letter (the “Debt”). For purposes of clarity, Purchaser’s purchase of the Debt from Creditor will not be effective unless and until Creditor has received payment of the Purchase Price (and any accrued interest pursuant to the Letter, as further discussed in Section 2 below) in full.

2. Payment of Purchase Price. $100,000 of the Purchase Price will be paid to Creditor by Purchaser simultaneously with the Parties’ entry into this Agreement; the remaining $400,000 of the Purchase Price will be paid to Creditor by Purchaser by no later than February 28, 2025. Purchaser and Company understand and agree that the Debt is currently past due and has been accruing late fees pursuant to Section 1 of the Letter since January 1, 2025. Creditor hereby agrees to waive all such late fees, provided that the Purchase Price is timely paid in accordance with the foregoing payment schedule. If any portion of the Purchase Price is not timely paid, the Purchase Price will immediately become due in full, together all such late fees accruing under the Letter (which, as set forth in the Letter, will continue to accrue until paid in full).

Purchaser will make all payments to Creditor via wire transfer as follows:

Bank Name:	XXXXXXXXXXX
Bank Address:	XXXXXXXXXXX
Bank ABA:	XXXXXXXXXXX
Account Name:	XXXXXXXXXXX
Account Number:	XXXXXXXXXXX
SWIFT:	XXXXXXXXXXX

3. Cooperation. Creditor will furnish Purchaser will all documentation and evidence supporting the Letter upon reasonable request, and reasonably cooperate in providing any other information and taking any other action that Purchaser deems necessary or appropriate to collect on and/or confirm the outstanding amount of the Debt subsequent to the date hereof. Upon Purchaser’s reasonable request after payment in full of the Purchase Price, Creditor will duly execute and deliver, or cause to be duly executed and delivered to Purchaser such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Purchaser to effectuate the provisions and purposes of this Agreement.

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4. Representations, Warranties and Covenants of Creditor. Creditor hereby represents, warrants and covenants to Purchaser as follows:

(a) The Letter reflects a bona fide outstanding debt owed by the Company, and is an enforceable obligation arising in the ordinary course of business. The Debt was payable in full on December 31, 2024 and is currently past due.

(b) The Debt is not reasonably subject to dispute and the Company is unconditionally obligated to pay debt obligations without defense, counterclaim or offset.

(c) Creditor is the sole owner of the Debt, free and clear of all liens, encumbrances and rights of third parties. Creditor has not previously sold, transferred, encumbered (including, but not limited to, providing anyone an option or other right to purchase the Debt) or released any part of the Debt (including accrued and unpaid interest thereon).

(d) There has been no amendment, modification, compromise, forbearance, or waiver (written or oral) entered into or given with respect to the Debt .. There is no action based on the Debt that is currently pending in any court or other legal venue, and no judgments based upon the Debt have been previously entered in any legal proceeding.

(e) Creditor has all necessary power and authority to (i) execute, deliver and perform all of its obligations under this Agreement, and (ii) sell, convey, transfer and assign the Debt to Purchaser. Creditor has such knowledge and experience in business and financial matters that it is able to protect its own interests and evaluate the risks and benefits of entering into this Agreement. Creditor acknowledges and agrees that it has had an opportunity to conduct its own due diligence and consult with its own legal counsel, and tax, financial and other advisors, and that Creditor is not relying in that regard on Purchaser.

(f) The execution, delivery and performance of this Agreement by Creditor has been duly authorized by all requisite action on the part of Creditor. This Agreement has been duly executed and delivered by Creditor and constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting Creditor’s rights generally or the availability of equitable remedies.

(g) The execution and delivery of this Agreement by Creditor and the performance of all of its obligations hereunder (i) do not and will not violate, conflict with, breach, or constitute a default under, any material contract, agreement or commitment binding upon such Creditor, and (ii) do not and will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any court or other government authority having jurisdiction over such Creditor or the Debt .

(h) There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Creditor, threatened against or affecting Creditor or any of its assets before or by any court, arbitrator, governmental or administrative agency, or regulatory authority that adversely affects or challenges the legality, validity or enforceability of, or that could have or reasonably be expected to result in a material adverse effect on this Agreement.

(i) Creditor will not, directly or indirectly, receive any consideration from or be compensated in any manner by the Company, or any affiliate of the Company, in exchange for or in consideration for selling the Debt.

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5. Representations, Warranties and Covenants of Purchaser; Company. Purchaser hereby represents, warrants and covenants to Creditor as follows:

(a) Purchaser realizes that the Debt cannot readily be sold and must not be accepted unless Purchaser has liquid assets sufficient to assure that Purchaser can provide for current needs and possible personal contingencies;

(b) Purchaser is an “accredited investor” as such term is defined in Rule 501 of the Securities Act of 1933, as amended;

(c) The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which Purchaser is a party or by which Purchaser is bound or affected; and

(d) Purchaser has the cash funds sufficient to make all payments of the Purchase Price when due hereunder.

Company hereby represents, warrants and covenants to Creditor and Purchaser that the Debt is not reasonably subject to dispute and the Company is unconditionally obligated to pay debt obligations without defense, counterclaim or offset.

6. Fees and Expenses. Each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided however, that if Purchaser does not timely pay the Purchase Price in full, Purchaser shall pay for Creditor’s collection costs and expenses (including outside legal fees) incurred directly in connection with its collection of the Purchase Price. Creditor understands that Purchaser shall not be liable for any commissions, selling expenses, orders, purchases, contracts, taxes, withholding, or obligations of any kind resulting from any or arising out of settlement of the Debt.

7. Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the laws of the State of New York, without giving effect to any choice or conflict of law, rule or regulation (whether of the State of Texas or other jurisdiction) which would cause the application of any law, rule or regulation other than of the State of New York. Any dispute, claim, controversy, or legal proceeding arising out of or relating to this Agreement in any way (any “Dispute”) shall be exclusively brought before a business court in New York, New York(the “Business Court”), if the Dispute meets the jurisdictional requirements of such Business Court; and, if the Dispute does not meet the jurisdictional requirements of such Business Court, or the Business Court is not then accepting new case filings, then the Dispute shall be exclusively brought in the Circuit Court in and for New York, New York. The Parties also hereby consent to supplemental jurisdiction by the Business Court over any claims that are part of the same case or controversy as that which meets the primary jurisdictional requirements of such Business Court.

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8. Construction; Survival. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. The representations and warranties contained herein shall survive the closing of the transactions contemplated herein and the assignment of the Debt. Wherever the context hereof shall so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa.

9. No Third Party Beneficiaries. This Agreement is intended for the benefit of Creditor and Purchaser and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by any other person; provided that the Company shall be able to rely on this Agreement for all purposes.

10. Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire agreement and understanding of the Parties, and supersedes all prior and contemporaneous agreements, letters, discussions, communications and understandings, both oral and written, concerning the sale, transfer, conveyance and assignment of the Debt which the Parties acknowledge have been merged into this Agreement.

11. Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

12. Review and Construction of Documents. The Creditor represents to the Purchaser and the Purchaser represents to the Creditor, that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

13. Remedies. The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

14. Effect of Facsimile and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Debt Purchase Agreement to be duly executed, to be effective as of the Effective Date set forth above.

CREDITOR:

Barstool Sports, Inc.

By:	/s/ Paul Anderson
Its:	SVP, General Counsel
Printed Name:	Paul Anderson

PURCHASER:

By:	/s/ Bruce Bent
Its:	Owner
Printed Name:	Bruce Bent

COMPANY:

Solely approving and consenting to the sale of the Debt, approving and consenting to any other matters specifically pertaining to Company hereunder, and confirming that it will, subsequent to the Payment Date, recognize the Purchaser as the sole owner of the Debt:

Mangoceuticals, Inc.

/s/ Jacob Cohen
Jacob Cohen
Chief Executive Officer

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